SUBLEASE AGREEMENT
THIS SUBLEASE AGREEMENT (“Sublease”) is made as of this 1st day of November, 2021 (the “Effective Date”), by and between TEXAS EZPAWN L.P., a Texas limited partnership (herein called “Sublandlord”), and BABYLON INC., a Delaware corporation d/b/a Babylon Technologies Inc. (herein called “Subtenant”).
WHEREAS, pursuant to the Prime Lease (hereinafter defined), Sublandlord leased from Prime Landlord (hereinafter defined) certain office space (the “Premises”), currently consisting of approximately 112,248 rentable square feet on the top three floors of a building commonly known as Building One at Rollingwood Center, located at 2500 Bee Cave Road, Rollingwood, Texas 78746 (the “Building”); and
WHEREAS, Sublandlord desires to sublease a portion of the Premises to Subtenant, and Subtenant desires to sublease such portion of the Premises from Sublandlord, on the terms and conditions set forth in this Sublease.
NOW, THEREFORE, in consideration of the rents, covenants and agreements hereafter reserved and contained on the part of Subtenant to be observed and performed, Sublandlord demises and subleases to Subtenant, and Subtenant rents from Sublandlord that portion of the Premises consisting of approximately 37,883 rentable square feet (the “Subleased Premises”), comprising all of the fourth (4th) floor of the Building and more particularly depicted on Exhibit A attached hereto. This Sublease consists of the foregoing paragraphs, the Sublease Summary, the Sublease Provisions and all Exhibits hereto.
SUBLEASE SUMMARY
(a)Address for Notices/Rent:

(i)Sublandord’s Address:    Texas EZPAWN L.P.
2500 Bee Cave Road
Building 1, Suite No. 200
Rollingwood, Texas 78746
Attn: Lease Administration Department
Phone: (512) 314-3448

(ii)Subtenant’s Address:        Babylon Inc.
1 Knightsbridge Green
London
SW1X 7QA
UK
Attn: Facilities and Real Estate

With a copy to:

Babylon Inc.
2500 Bee Cave Road
Building 1, Suite No. 400
Rollingwood, Texas 78746
Attn: Facilities and Real Estate

(b)Rentable Square Footage of the Subleased Premises: Approximately 37,883 rentable square feet, measured in accordance with a modified 2010 BOMA standard and calculation.
(c)Commencement Date: Commencement Date of this Sublease shall be the later of thirty (30) days following (i) receipt of Landlord’s consent to this Sublease, and (ii) Sublandlord’s delivery of possession of the Subleased Premises to Tenant in the condition required by this Sublease.
(d)Sublease Term: The term of this Sublease shall commence on the Commencement Date and shall automatically terminate on March 31, 2029 (the “Termination Date”).
(e)Base Rent: Subtenant shall pay Base Rent for the Subleased Premises in accordance with the following schedule:

Period	Annual Base Rental Rate PSF/NRA	Monthly Base Rent

Months 1 – 12	$37.50	$118,384.38*
Months 13 – 24	$38.63	$121,935.91
Months 25 – 36	$39.78	$125,593.98
Months 37 – 48	$40.98	$129,361.80
Months 49 - 60	$42.21	$133,242.66
Months 61 - 72	$43.47	$137,239.94
Months 73 - 84	$44.78	$141,357.13
Months 85 – term date 3/31/29	$46.12	$145,597.85
*subject to abatement as provided below
(f)Operating Expenses and Taxes: The Operating Expenses and Taxes for 2021 are currently estimated to be $62,570.00 per month (based on $19.82 per square foot per year); provided, however, that Sublandlord shall not be bound by any estimate of the Operating Expenses and Taxes and Subtenant must pay the actual amounts of such Operating Expenses and Taxes with respect to the Subleased Premises pursuant to this Sublease. For purposes of determining Operating Expenses and Taxes with respect to the Subleased Premises, Subtenant shall receive the benefit of the cap on Controllable Operating Expenses set forth in the Primary Lease.
(g)Permitted Use of Subleased Premises: General office use subject to the restrictions set forth in the Prime Lease.
(h)Prime Lease: That certain Rollingwood Center Office Lease dated October 27, 2014 (the “Prime Lease”), between LORE ATX ROLLINGWOOD, LLC, successor-in-interest to PPF OFF ROLLINGWOOD LANDOWNER, LP, as landlord (the “Prime Landlord”), and Sublandlord, a redacted copy of which is attached hereto as Exhibit B and incorporated herein by reference. Sublandlord represents and warrants to Subtenant that (i) the Prime Lease attached hereto as Exhibit B is a true, correct and complete copy of the Prime Lease, that the Prime

Lease has not been amended or otherwise modified and there are no other agreements between Sublandlord and Prime Landlord with respect to the Prime Lease and/or the Premises, (ii) there exists no breach, default or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Prime Lease, and (iii) there are no existing claims, defenses or offsets against rent due or to become due under the Prime Lease. All capitalized terms not defined in this Sublease will have the meanings given such terms in the Prime Lease.
SUBLEASE PROVISIONS
1.RENT; LETTER OF CREDIT.
(a)Commencing on the Commencement Date, all Base Rent payments and any other payments or charges that may be due or payable under this Sublease, including, but not limited to Operating Expenses and Taxes solely related to the Subleased Premises, and sums payable on account of an Event of Default (defined below) by Subtenant (collectively, “Additional Rent”), shall become due and payable, without notice and without offset, abatement or deduction (except as otherwise provided in this Sublease), at the address listed for Rent payments in the Sublease Summary or at such other place or account located in the continental United States as may be designated in writing by Sublandlord, in advance without demand, at least thirty (30) days prior to the first (1st) day of each calendar month during the term of this Sublease (the term “Rent” as used in this Sublease shall include both Base Rent and Additional Rent). Notwithstanding anything in the above Section 1(a) to the contrary, provided there is no existing Event of Default by Subtenant under the terms of this Sublease beyond any applicable notice and cure periods, monthly Base Rent only in the amount of $118,384.38 shall be abated from the Commencement Date until fully credited to Subtenant. All other Rent payments due hereunder during such abatement shall continue to be payable as provided herein. Subtenant shall have the right to request that Sublandlord audit Operating Expenses and Taxes in accordance with the Prime Lease, and Sublandlord shall work with Subtenant in good faith to conduct such an audit if reasonable under the circumstances, but such audit shall be conducted at Subtenant’s expense (unless Prime Landlord is required to pay for such audit under the Prime Lease).
(b)All taxes, charges, costs, assessments and expenses that are due and payable by Subtenant hereunder, together with all interest and late charges that may accrue thereon in the event of the failure of Subtenant to pay those items in accordance with this Sublease, and all other damages, costs, expenses and sums that Sublandlord may suffer or incur, or that may become due by reason of any Event of Default or failure by Subtenant to comply with the terms and conditions of this Sublease, shall be deemed to be Additional Rent, and in the event of non-payment Sublandlord shall have all the rights and remedies as herein provided for failure to pay Rent after applicable notice and cure periods.
(c)Subtenant shall pay before delinquency all personal taxes and assessments on the furniture, fixtures, equipment, and other property of Subtenant located in the Subleased Premises and on additions and improvements in the Subleased Premises belonging to Subtenant.
(d)    Letter of Credit.
(1)    Within thirty (30) days after the Commencement Date, Subtenant shall deposit with Sublandlord an unconditional and irrevocable letter of credit (the “Letter of Credit”) in the amount of One Million and 00/100 Dollars ($1,000,000.00) in form and issued by a bank reasonably satisfactory to Sublandlord, such letter of credit to be held for the performance by Subtenant of Subtenant's covenants and obligations under the Sublease, it being expressly understood that the Letter of Credit shall not be considered an advance payment of Rent or a measure of Sublandlord's damages in case of an Event of Default by Subtenant. Sublandlord hereby approves Silicon Valley Bank as reasonably satisfactory to issue the Letter of Credit and approves the form of Letter of Credit attached hereto as Exhibit D. Notwithstanding the foregoing to the contrary, so long as no Event of Default then exists, the amount of the Letter of Credit required to be maintained by Tenant shall be reduced to $500,000.00 on the first day of the 73rd month after the Commencement Date. Subtenant acknowledges that the Letter of Credit shall be held by Sublandlord. Upon the occurrence and during the continuance of any Event of Default by Subtenant under this Sublease which shall remain uncured beyond the applicable cure period, Sublandlord may from time to time, without prejudice to any other remedy draw on the Letter of Credit, in whole or in part to the extent necessary to make good any arrears of Rent or other payments hereunder and/or any damage, injury, expense or liability caused to Sublandlord by such Event of Default (provided that Sublandlord may draw upon the Letter of Credit in whole in the event Subtenant defaults in its obligation to timely deliver a replacement letter of credit as required hereunder). If any portion of the proceeds from a draw on any Letter of Credit is so used or applied, Subtenant shall within thirty (30) days cause the issuing bank to restore any Letter of Credit to the amount existing prior to such application. Any remaining balance of Letter of Credit shall be returned by Sublandlord to Subtenant within thirty (30) days after the termination of this Sublease; provided, however, Sublandlord shall have the right to retain and expend such remaining balance (i) to reimburse Sublandlord for any and all Rent or other sums due hereunder that have not been paid in full by Subtenant and/or (ii) for cleaning and repairing the Subleased Premises if Subtenant shall fail to deliver same at the termination of this Sublease in the condition required by this Sublease, ordinary wear and tear, and damage due to casualty and condemnation only excepted. Sublandlord shall not be required to keep the proceeds from any Letter of Credit separate from its general funds and Subtenant shall not be entitled to any interest on same.
(2)    Any letter of credit delivered by Subtenant hereunder as the Letter of Credit shall expire no earlier than twelve (12) months after issuance and shall provide for automatic renewals of one-year periods unless the issuer has provided Sublandlord written notice of non-renewal at least sixty (60) days prior to the then expiration date (whereupon Subtenant shall be obligated to provide a replacement letter of credit or a "Letter of Credit Extension", as described below, meeting the requirements of this Section 1(d) no later than prior to the expiration of the then outstanding and expiring letter of credit, as provided below). Any subsequent replacement letter of credit shall expire no earlier than twelve (12) months from the expiration date of the then outstanding and expiring letter of credit and shall provide for automatic 1-year renewals as described above, it being understood that in lieu of replacing any letter of credit, Subtenant may procure an amendment extending its expiration date and so providing for automatic 1-year renewals (each a "Letter of Credit Extension"). Subtenant shall ensure that at all times during the Sublease Term and for fifteen (15) business days after expiration of the Sublease Term, one or more unexpired letters of credit in the aggregate amount of the amount required hereunder shall have been delivered to Sublandlord in accordance with this Section 1(d). To the extent that Subtenant is obligated to furnish a replacement Letter of Credit hereunder, Subtenant shall deliver a Letter of Credit Extension or a replacement letter of credit to Sublandlord no later than the expiration date of the then outstanding and expiring letter of credit; provided, however, that a replacement letter of credit shall not be required to have an effective date earlier than the expiration date of the then existing letter of credit being so replaced (it being the intent that Subtenant not be required to have two outstanding letters of credit covering the same required amount at any one time). Failure by Subtenant to deliver any Letter of Credit Extension or any replacement letter of credit as required above shall entitle Sublandlord to draw under the outstanding letter(s) of credit and to retain the entire proceeds thereof as security for Subtenant’s obligations hereunder. Each letter of credit shall be for the benefit of Sublandlord and its successors and assigns, and shall entitle Sublandlord or its successors or assigns to draw from time to time under the letter of credit in accordance with this Section 1(d)

in portions or in whole upon presentation of a sight draft. Subtenant acknowledges and agrees that the Letter of Credit is a separate and independent obligation of the issuing bank to Sublandlord and that Subtenant is not a third party beneficiary of such obligation, and that Sublandlord’s right to draw upon the Letter of Credit for the full amount due and owing thereunder in accordance with this Section 1(d) shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.
2.TERM. The Sublease Term shall commence on the Commencement Date and shall expire on the Termination Date, unless sooner terminated as provided herein. Prior to the Commencement Date, Sublandlord shall deliver to Subtenant possession of the Subleased Premises free and clear of occupants, tenants or other third party claims, in good, operating and broom clean condition and with all furniture, fixtures and equipment located in the Subleased Premises as agreed upon Sublandlord and Subtenant as of the Effective Date (such date, the “Delivery Date”). Sublandlord and Subtenant presently anticipate that the Delivery Date will occur not later than December 1, 2021 (the “Estimated Delivery Date”). If the Delivery Date does not occur by February 1, 2022 (the “Delivery Termination Date”), then Subtenant may terminate this Sublease by delivering to Landlord written notice thereof at any time before the Delivery Date. If Subtenant terminates this Sublease pursuant to the preceding sentence, then (i) Sublandlord shall return to Tenant all sums previously paid by Subtenant to Sublandlord, and (ii) the parties shall have no further obligations to one another except to the extent the same expressly survive such termination. During the period between the Delivery Date and the Commencement Date (the “Early Access Period”), Subtenant shall have the right to construct the Subtenant Improvements (as defined below), coordinate installation of Subtenant’s furniture, trade fixtures and telecommunications and otherwise use and occupy the Subleased Premises. All insurance, waiver and indemnity provisions of the Sublease shall be in full force and effect during Early Access Period, but Subtenant shall not be obligated to pay Rent during the Early Access Period.
3.SUBLEASED PREMISES; COMMON AREAS; PARKING.
(a)    In addition to the Subleased Premises described in this Sublease, and subject to the terms and conditions of this Sublease, Subtenant is given the right (for the Sublease Term) to the nonexclusive use, in common with other occupants of the Building, of all common areas of the Building to the same extent granted to Sublandlord in the Prime Lease, subject to the terms and conditions of the Prime Lease. All such common areas, as constituted from time to time, which Subtenant may be permitted to use and occupy, are to be used and occupied under the license granted under the Prime Lease, and if all or any portion of such areas be temporarily closed or permanently diminished in accordance with the Prime Lease, Subtenant shall not be entitled to any compensation, damages, or diminution or abatement of rent, nor shall such revocation or diminution of such area be deemed constructive or actual eviction unless such revocation or diminution denies Subtenant access to or use of the Subleased Premises (except in the case of an enforcement of Sublandlord's rights after an Event of Default by Subtenant under this Sublease). Sublandlord shall, at its cost or expense, deliver to Subtenant 200 access cards for the Subleased Premises and main exterior doors of the Building.
(b)    Throughout the Sublease Term, Sublandlord will make available to Subtenant, permits to park automobiles on an unreserved basis at a ratio of 4.0 permits per 1,000 rentable square feet of the Subleased Premises in the areas(s) designated for parking by Prime Landlord available to Subtenant, which shall include eight (8) reserved parking spaces in the parking area beneath the Building (as depicted on the attached Exhibit C), all at no additional cost. Subtenant’s use of the parking space must in compliance with the terms and conditions of the Prime Lease and Subtenant acknowledges that Prime Landlord has the right to alter, restrict, reduce or relocate parking privileges, the methods used to control parking, and the rules and regulations regarding parking pursuant to the terms and conditions set forth in the Prime Lease. Subtenant further acknowledges that Prime Landlord and Sublandlord have the right to tow or otherwise remove vehicles improperly parked or violating parking rules, at the expense of the offending owner of the vehicle, without such actions being deemed an eviction of Subtenant or a disturbance of Subtenant’s use or occupancy of the Subleased Premises and without Sublandlord being deemed in default under this Sublease. Subtenant agrees that (i) Prime Landlord and Sublandlord have no obligation to provide a parking garage attendant, (ii) Sublandlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof and that Subtenant agrees to bear the risk of loss for the same, and (iii) Subtenant, its agent, employees and invitees, shall park their automobiles and other vehicles only where and as designated from time to time by Prime Landlord within the parking area in accordance with the Prime Lease.
4.INITIAL SUBTENANT IMPROVEMENTS; AS IS.
(a)Subtenant shall take the Subleased Premises in its “as is” condition, except as expressly provided herein. Subtenant will be responsible for construction of any physical improvements to the Subleased Premises desired by Subtenant, including, without limitation, partitions, wiring, floor coverings, wall coverings, kitchens, HVAC, lighting, ceilings, outlets, data and telecommunications cable and millwork (collectively, “Subtenant Improvements”), in accordance with, and subject to, the terms and conditions of making alterations pursuant to Section 8 below.
(b)SUBTENANT AGREES THAT IT IS NOT RELYING ON ANY WARRANTY OR REPRESENTATION MADE BY SUBLANDLORD, SUBLANDLORD’S AGENTS, OR ANY BROKER CONCERNING THE USE OR CONDITION OF THE SUBLEASED PREMISES, COMMON AREAS OR THE PROPERTY, EXCEPT AS EXPRESSLY PROVIDED IN THIS SUBLEASE. SUBTENANT ACKNOWLEDGES AND AGREES THAT IT HAS INSPECTED THE SUBLEASED PREMISES AND THAT IT ACCEPTS THE SUBLEASED PREMISES IN ITS PRESENT “AS-IS, WHERE IS” PHYSICAL CONDITION, WITHOUT ANY OBLIGATION BY SUBLANDLORD TO PAINT, REDECORATE, OR PERFORM ANY OTHER WORK IN, ON OR ABOUT THE SUBLEASED PREMISES AT ANY TIME, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS SUBLEASE. SUBLANDLORD, ANY AGENT OF SUBLANDLORD AND ANY BROKER HAVE NOT MADE, AND WILL NOT MAKE, ANY WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUBLEASED PREMISES, THE BUILDING, COMMON AREAS OR ANY OTHER PORTION OF THE PROPERTY, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS SUBLEASE. SUBLANDLORD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF SUITABILITY, HABITABILITY OR MERCHANTABILITY.
5.SERVICES.
Notwithstanding anything herein to the contrary, Subtenant acknowledges and agrees that the only services or other rights that Subtenant is entitled to under this Sublease are those to which Sublandlord is entitled under the Prime Lease, including, without limitation, utility service, and the Subtenant agrees that Subtenant will look solely to Prime Landlord under the Prime Lease for all such services and other rights and, that Sublandlord is not responsible therefor.

6.SECURITY.
It is understood and agreed that Sublandlord is not responsible for security for the Building and the parking garage(s). Subtenant may install its own security system within the Subleased Premises.
7.REPAIRS; MAINTENANCE OF SUBLEASED PREMISES.
Subtenant shall be responsible for all repair work and maintenance, at Subtenant’s sole expense, required of the Tenant under the Prime Lease, but only with respect to the Subleased Premises (and no other portion of the Premises). If Subtenant fails to make any of such repairs within a reasonable time after Subtenant receives written notice of such failure from Sublandlord, Sublandlord may make such repairs and invoice Subtenant for the cost thereof to the extent set forth in the Prime Lease. Sublandlord shall have no obligation to repair, maintain, alter, replace, or modify the Subleased Premises or any part thereof, or any electrical, plumbing, or other mechanical system exclusively serving the Subleased Premises, except as expressly provided in this Sublease and to the extent Sublandlord is required to do the same under the Prime Lease with respect to portions of the Primary Premises outside of the Subleased Premise (e.g., for systems serving the Subleased Premises and other portions of the Primary Premises).
8.ALTERATIONS.
    Subtenant shall not make alterations of any kind to the Subleased Premises in any manner without the prior written consent of Prime Landlord and Sublandlord (such Sublandlord consent not to be unreasonably withheld, conditioned or delayed). To the extent Prime Landlord and Sublandlord provide such consent, then any such alterations must be made in strict accordance with the terms and conditions of the Prime Lease. If desired by Subtenant, Sublandlord shall work with Subtenant in good faith and use commercially reasonable efforts to obtain from Prime Landlord consent to allow Subtenant to (a) exercise Sublandlord’s right to install a generator pursuant to the terms of the Prime Lease, and (b) have the right to install extra seating and a shade sail in the outdoor areas of the Building.
9.AFFIRMATIVE COVENANTS OF SUBTENANT.
Subtenant covenants that it shall:
(a)Pay all Rent at the times, and in the manner, set forth in this Sublease.
(b)Comply with the terms of all statutes ordinances, regulations and other laws applicable to Subtenant or its use of the Subleased Premises and save Sublandord harmless from penalties, fines, costs, expenses, or damages resulting from Subtenant’s failure to do so.
(c)Give to Sublandlord prompt written notice of any accident, fire, or damage occurring on or to the Subleased Premises or, on or to the common areas of the Building if caused by Subtenant or its agents, employees, contractors or invitees.
(d)Comply with all rules and regulations of Prime Landlord with respect to the Subleased Premises, common areas, and/or the Building, whether in effect at the time of execution of this Sublease or amended or promulgated from time to time thereafter by Prime Landlord, provided Prime Landlord and/or Sublandlord has provided such rules and regulations to Subtenant, including and amendments thereto.
(e)Subtenant must not create any lien or permit any lien to attach to the Subleased Premises, or any interest of Prime Landlord or Sublandlord in the Subleased Premises or the

Building, in each case arising by, through or under Subtenant. If any such lien shall at any time be filed against the Subleased Premises, Subtenant shall cause the same to be discharged of record within thirty (30) days after Subtenant receives notice of the filing of same (or sooner than such thirty (30) day deadline if any mortgagee holding a secured interest in the Building or the real property upon which the Building is located so requires and Sublandlord provides Subtenant with written notice of such earlier deadline). If Subtenant shall fail to discharge the lien within said period, then, in addition to any other right or remedy of Sublandlord resulting from an Event of Default, Sublandlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, procuring the discharge of the lien by giving security, or taking such other action as may be permitted by law.
10.NEGATIVE COVENANTS OF SUBTENANT.
Subtenant covenants that it shall not do, or fail to do, anything in violation of the terms of the Prime Lease or applicable laws.
11.RIGHTS OF SUBLANDLORD.
In addition to any other rights of Sublandlord reserved herein, Sublandlord reserves the following rights with respect to the Subleased Premises:
(a)At all reasonable times after at least two (2) business days’ prior written notice, provided that no written notice shall be required during the continuance of an Event of Default or in connection with an emergency, Sublandlord and/or its duly authorized agents, may go upon and inspect the Subleased Premises, and at its option make repairs thereto. If Subtenant shall not be personally present to open and permit an entry by Sublandlord into the Subleased Premises, and if an entry therein shall be necessary in the case of an emergency, Sublandlord or its agents may make forcible entry without rendering Sublandlord or its agents liable therefor (except to the extent arising out of the negligence of willful misconduct of Sublandlord or its agents) and without in any manner affecting the obligations and covenants of this Sublease. Subtenant hereby irrevocably grants Sublandlord the necessary licenses to carry out the terms of this subsection, provided that Prime Landlord and Sublandlord shall not unreasonably interfere with the operation of Subtenant’s business at the Subleased Premises.
(b)The exercise of any right reserved to Prime Landlord under the Prime Lease or to Sublandlord in this Sublease shall not be deemed an eviction or disturbance of Subtenant’s use and possession of the Subleased Premises, nor render Prime Landlord or Sublandlord liable in any manner to Subtenant, any of Subtenant’s representatives or any other person; provided, however, that (i) to the extent Prime Landlord would have liability under the Prime Lease to Tenant, Sublandlord shall have liability under this Sublease to Subtenant, and (ii) to the extent Tenant would be entitled to an abatement of rent under the Prime Lease, Subtenant shall be entitled to an abatement of Rent under this Sublease.
12.FIRE OR CASUALTY OR EMINENT DOMAIN; INTERRUPTION OF SERVICE.
(a)In the event of a fire or other casualty affecting the Building or the Subleased Premises, or of a taking of all or part of the Building or Subleased Premises under the power of eminent domain, Sublandlord’s election of whether to terminate or continue its tenancy, if such election right exists, shall be at Sublandlord’s sole option and shall be binding on Subtenant; provided, however, Sublandlord shall not exercise a right to terminate the Prime Lease with respect to the Subleased Premises without Subtenant’s prior written consent. In the event Sublandlord is entitled under the Prime Lease to a rent abatement as a result of fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to an equitable rent abatement under this Sublease, provided that it is understood that any rent abatement under the Prime Lease that exceeds the Rent amount due by Subtenant in a given time period shall be retained and inure to the benefit of Sublandlord. If the Prime Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations located in the Subleased Premises, Subtenant shall be responsible for repair or restoration of its leasehold improvements or alterations located in the Subleased Premises (and no other portion of the Premises). If Subtenant fails to make such repairs with reasonable time after Subtenant receives written notice from Sublandlord of such failure and Sublandlord decides in its sole discretion to make the same, Subtenant shall make any insurance proceeds under insurance required to be maintained by Subtenant pursuant to this Sublease resulting from the loss which Sublandlord is obligated to repair or restore available to Sublandlord and shall permit Sublandlord to enter the Subleased Premises to perform the same, subject to such conditions as Subtenant may reasonably impose. If Prime Landlord terminates the Prime Lease or if the Prime Lease automatically terminates due to a fire, casualty or eminent domain pursuant to the terms of the Prime Lease, then this Sublease shall automatically terminate on the same date as the Prime Lease, subject to the terms and conditions of the Non-Disturbance Agreement (defined below) between Prime Landlord and Subtenant.
(b)It is expressly understood and agreed that neither Prime Landlord nor Sublandlord warrants that any utility services that Prime Landlord or Sublandlord may supply will be free from interruption. Subtenant acknowledges that any utility service may be suspended by reason of accident or repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or other causes beyond the control of Prime Landlord and Sublandlord, including any force majeure. No such interruption or discontinuance of utility service will be deemed an eviction or a disturbance of Subtenant’s use and possession of the Subleased Premises or any part thereof, or render Prime Landlord or Sublandlord liable to Subtenant for any damages or abatement of Rent or relieve Subtenant from performing any of Subtenant’s obligations under the Prime Lease and this Sublease; provided that if the Building experiences an interruption of critical utility services for sustained time, subject to force majeure, that materially affects the use of the Subleased Premises for the purposes of Subtenant conducting its business (the “Interruption”), Subtenant may so notify Sublandlord (upon Sublandlord’s receipt of such notice, Sublandlord shall notify Prime Landlord), and Sublandlord shall use good faith efforts to cause Prime Landlord to commence to cure the Interruption as and to the extent provided in the Prime Lease; provided, further, however, (i) to the extent Prime Landlord would have liability under the Prime Lease to Tenant, Sublandlord shall have liability under this Sublease to Subtenant, and (ii) to the extent Tenant would be entitled to an abatement of rent under the Prime Lease, Subtenant shall be entitled to an abatement of Rent under this Sublease.
13.INDEMNIFICATION AND INSURANCE REQUIREMENTS; HAZARDOUS MATERIALS.
(a)Subtenant hereby agrees to release, indemnify, defend and hold harmless Sublandlord, its agents, employees, officers, directors, shareholders, beneficiaries, representatives, affiliates and related parties, from and against any and all losses, damages, judgments, liabilities, penalties, fines, debts, actions, suits, proceedings, causes of action, costs, fees and expenses, including, without limitation, costs of court, defense costs and reasonable attorneys' fees (“Losses”) suffered or incurred by Sublandlord or any such indemnified party, or asserted or claimed against Sublandlord or any such indemnified party arising out of or in connection with Subtenant’s use, occupancy, operation or improvement of the Subleased Premises, from whatever source or for whatever reason, including claims of personal injury, bodily injury (including death) and property damage. Sublandlord hereby agrees to release, indemnify, defend and hold harmless Subtenant, its agents, employees, officers, directors, shareholders, beneficiaries, representatives, affiliates and related parties, from and against any and all Losses suffered or incurred by Subtenant or any such indemnified party, or asserted or claimed against Subtenant or any such indemnified party arising out of or in connection with Sublandlord’s use, occupancy, operation or improvement of the Premises, from whatever source or for whatever reason, including claims of personal injury, bodily injury (including death) and property damage. THE FOREGOING INDEMNITIES SHALL NOT APPLY TO LOSSES BASED OR ALLEGED TO BE BASED ON A NEGLIGENT ACT OR OMISSION BY PRIME LANDLORD OR ANY OF THE PARTIES INDEMNIFIED HEREUNDER. Subtenant’s and Sublandlord’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Sublease.
(b)Subtenant shall procure and maintain, at its own cost and expense, such liability insurance (but only with respect to the Subleased Premises) as is required to be carried by Sublandlord under the Prime Lease, naming Sublandlord, as well as Prime Landlord, in the manner required therein, such property insurance as is required to be carried by Sublandlord under the Prime Lease (but only with respect to the Subleased Premises), and such workers compensation insurance as is required by the Prime Lease. If the Prime Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements installed by or on behalf Subtenant which are located in the Subleased Premises, as well as alterations in the Subleased Premises made by Subtenant; Sublandlord shall insure all leasehold improvements or alterations in the Subleased Premises in existence as of the Delivery Date. Subtenant shall furnish to Sublandlord a certificate of Subtenant’s insurance required hereunder prior to Subtenant’s taking possession of the Subleased Premises. Each party hereby waives claims against the other for property damage to the extent covered, or required to be covered, by the property insurance required under the Prime Lease provided such waiver shall not invalidate the waiving party’s property insurance; each party shall attempt to obtain from its insurance carrier a waiver of its rights of subrogation.
(c)Subtenant shall not use the Subleased Premises for the generation, storage or disposal of any Hazardous Material (as hereinbelow defined) and shall remain in compliance with all requirements of Environmental Law (as defined herein) with respect to Subtenant’s use of the Subleased Premises, including, without limitation, requirements, orders and regulations of the Texas Commission on Environmental Quality and the Environmental Protection Agency. Subtenant shall be strictly liable to Sublandlord for any contamination or legal violation arising from Subtenant’s violation of the foregoing sentence, and shall release, indemnify, defend and hold harmless Sublandlord, its partners, and its and their respective agents, employees, shareholders, directors, officers and affiliates, from and against any and all Losses, which arise during or after the term of this Sublease as a result of such Hazardous Material being present upon, released upon or within or released from the Subleased Premises during the Sublease Term from such sources and causes for which Subtenant is liable hereunder; provided that in no event shall Subtenant be responsible for, or indemnify Sublandlord or Prime Landlord from, Losses arising from or related to the presence or release of Hazardous Materials prior to the Commencement Date or that was attributable to the acts or omissions of Sublandlord, Prime Landlord or their respective Subtenant or their respective agents, employees, shareholders, directors, officers, affiliates, contractors, invitees or licensees. Sublandlord shall not use the Premises for the generation, storage or disposal of any Hazardous Material (as hereinbelow defined) and shall remain in compliance with all requirements of Environmental Law (as defined herein) with respect to Sublandlord’s use of the Premises, including, without limitation, requirements, orders and regulations of the Texas Commission on Environmental Quality and the Environmental Protection Agency. Sublandlord shall be strictly liable to Subtenant for any contamination or legal violation arising from Sublandlord’s violation of the foregoing sentence, and shall release, indemnify, defend and hold harmless Subtenant, its partners, and its and their respective agents, employees, shareholders, directors, officers and affiliates, from and against any and all Losses, which arise during or after the term of this Sublease as a result of such Hazardous Material being present upon, released upon or within or released from the

Premises during the Sublease Term from such sources and causes for which Sublandlord is liable hereunder; provided that in no event shall Sublandlord be responsible for, or indemnify Subtenant from, Losses arising from or related to the presence or release of Hazardous Materials that was attributable to the acts or omissions of Subtenant or its agents, employees, shareholders, directors, officers, affiliates, contractors, invitees or licensees. The indemnifications set forth in this paragraph shall survive expiration or termination of this Sublease. Without limiting the foregoing, if the presence of any Hazardous Material caused or permitted by Subtenant results in any contamination of the Subleased Premises, Subtenant shall promptly take all actions, at its sole expense, as are necessary to return the Subleased Premises to the condition existing prior to the introduction of any such Hazardous Material; provided that Sublandlord’s and Prime Landlord’s approval of such actions shall first be obtained; Sublandlord shall be promptly take all actions, at is sole expense, as necessary under the Primary Lease regarding Hazardous Materials in the Premises to the extent not Subtenant’s obligations under this sentence.
(d)    As used herein, “Hazardous Material(s)” mean all substances regulated by any Environmental Law, and shall include, but is not limited to (i) asbestos, (ii) petroleum, (iii) any explosive, toxic and radioactive materials, wastes or substances, or (iv) any substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42. U.S.C. §9601, et seq., the Hazardous Materials Transportation Act (49 U.S.C. §1802), as amended, the Resource Conservation and Recovery Act (42 U.S.C. §6901), as amended, or any other Environmental Law.
(e)    As used herein, “Environmental Laws” means the foregoing named statutes and every other Applicable Law regulating the generation, disposal or release into the environment of materials or substances deemed hazardous or potentially hazardous to human health, wildlife and/or the environment.
14.WAIVER OF CLAIMS. Except for claims resulting from the misconduct or negligent acts or omissions of Sublandlord, its agents, employees, shareholders, directors, officers, affiliates, contractors, invitees or licensees, Sublandlord and Sublandlord’s agents, contractors, employees, and contractors shall not be liable for, and Subtenant hereby releases all claims for damages to person or property sustained by Subtenant or any person claiming through Subtenant resulting from, any fire, accident, occurrence, or condition in or upon the Subleased Premises.
15.SURRENDER. At the end of the Sublease Term or the earlier termination of this Sublease, Subtenant must remove its furniture and Subtenant’s other personal property from the Subleased Premises and otherwise surrender possession of the Subleased Premises in the condition required by the Prime Lease.
16.ASSIGNING, MORTGAGING, SUBLETTING.
(a)Subtenant covenants that it shall not, by operation of law or otherwise, assign this Sublease, sublease all or any part of the Subleased Premises, permit the Subleased Premises to be used by others or encumber or mortgage this Sublease (each a “Transfer”) without the prior written consent of both the Prime Landlord (in accordance with terms of the Prime Lease) and Sublandlord (such Sublandlord consent not to be unreasonably withheld, conditioned or delayed). Any attempt by Subtenant to consummate a Transfer without Sublandlord’s consent shall be voidable at Sublandlord’s election. The consent by Prime Landlord and Sublandlord to any Transfer shall not constitute a waiver of Prime Landlord’s or Sublandlord’s right to withhold its consent to any other Transfer. The absolute and unconditional prohibitions set forth in this Section 16(a), and Subtenant’s agreement thereto are material inducements to Sublandlord to enter into this Sublease with Subtenant, and any breach or attempted breach thereof shall constitute an Event of Default under this Sublease, for which no notice or opportunity to cure need be given.

(b)No consent by Sublandlord to a Transfer shall be effective unless and until Subtenant shall deliver to Sublandlord an agreement, in a commercially reasonable form and substance, pursuant to which such assignee assumes and agrees to be bound by all of the provisions of this Sublease to the extent applicable to such Transfer. In no event shall Subtenant be released from its obligations hereunder as a result of a Transfer, and the Subtenant named herein and any assignee of such Subtenant who assumes the obligations of the named Subtenant under this Sublease, from and after such assignment, shall be jointly and severally liable for performance of all obligations of Subtenant under this Sublease arising from and after such Transfer.
(c)The acceptance by Sublandlord of the payment of Rent following any Transfer shall neither be deemed to be consent by Sublandlord to any such Transfer, nor deemed to be a waiver of any right or remedy of Sublandlord hereunder.
17.SUBLEASE CONTINGENT UPON PRIME LANDLORD’S CONSENT. The parties hereto acknowledge and agree that this Sublease is contingent upon the parties hereto obtaining the Prime Landlord’s consent to this Sublease. Sublandlord shall, at Sublandlord’s sole cost and expense (including paying any amounts due to Prime Landlord under the Prime Lease), use commercially reasonable efforts to obtain the Prime Landlord Consent. If the Prime Landlord Consent has not been obtained by February 1, 2022, then Subtenant shall have the right to terminate this Sublease by written notice to Sublandlord delivered at any time prior to receipt of the Prime Landlord Consent, in which event Sublandlord shall return to Subtenant any sums previously paid to Sublandlord and the parties shall have no obligations one to the other under this Sublease.
18.PRIME LEASE. Notwithstanding anything to the contrary herein, this Sublease and all of Subtenant’s rights hereunder are and shall be subject and subordinate to the Prime Lease and to all mortgages, leases and other documents to which the Prime Lease is or may hereafter become subject and subordinate. This clause shall be self-operative. Subtenant shall, upon request of Sublandlord, execute all certificates, reasonably requested, in confirmation of such subordination. Notwithstanding anything in this Sublease to the contrary, Subtenant shall have all rights and benefits afforded to “Tenant” in the Lease and all rights and benefits afforded to Subtenant in the Prime Landlord Consent. Sublandlord shall use all efforts to ensure that Prime Landlord performs any obligation of Prime Landlord under the Prime Lease. Sublandlord agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Subleased Premises:
(a)Sublandlord shall pay, when and as due, all base rent, additional rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease;
(b)Sublandlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance possession of the Subleased Premises. For example, Sublandlord shall at all times keep in full force and effect all insurance required of Sublandlord as Tenant under the Prime Lease.
(c)Sublandlord shall not agree to an amendment, termination or other modification to the Prime Lease, unless Sublandlord shall first obtain Subtenant’s prior written approval thereof (which Subtenant may withhold in its sole and absolute discretion).
(d)Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Subleased Premises which are to be provided by Prime Landlord under the Prime Lease. Subtenant may deal directly with Prime Landlord with respect to such services and benefits. Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease and Sublandlord will take appropriate actions to enforce the Prime Lease. Further, Subtenant shall be entitled to the benefit of the provisions of the Primary Lease with respect to Default by Landlord.
(e)Subtenant and Sublandlord acknowledge and agree that, notwithstanding any provision of this Sublease or the Prime Lease to the contrary, Subtenant shall not be liable for the performance of any obligations hereunder or under the Prime Lease, except for those obligations which relate specifically to the Subleased Premises and arise from and after the Effective Date. IN NO EVENT SHALL SUBLESSEE BE OBLIGATED TO PAY UNDER THIS SUBLEASE ANY RENT OR ADDITIONAL RENT OR COSTS, CHARGES OR EXPENSES FOR UTILITIES AND SERVICES FOR THE SUBLEASED PREMISES PRIOR TO THE EFFECTIVE DATE, FOR OTHER PORTIONS OF THE PREMISES OR IN EXCESS OF THE AMOUNT OF RENT PAYABLE PURSUANT TO THIS SUBLEASE.
19.INCORPORATION OF TERMS.
(a)Subject to the modifications set forth in this Sublease, the terms, covenants, conditions and provisions contained in the Prime Lease relating to the rights, duties and obligations of the Landlord and the rights, duties and obligations of the Tenant are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were the Landlord and Tenant, respectively, under the Prime Lease) constitute additional terms of this Sublease except to the extent that they are inconsistent with the terms of this Sublease, in which event the terms of this Sublease shall prevail.
(b)All acts to be done by Sublandlord as the tenant under the Prime Lease (other than payment of Rent) with respect to the Subleased Premises, shall be done or performed by Subtenant, except as otherwise provided by this Sublease, and Subtenant’s obligations shall run to Sublandlord and Prime Landlord as Sublandlord may determine to be appropriate or required by the respective interests of Sublandlord and Prime Landlord.
(c)For the purposes of incorporation by reference of the Prime Lease herein, the following provisions and any specifically related terms or provisions of the Prime Lease are deemed to be deleted in their entirety: provisions with respect to the Commencement Date, Must Take Premises, Must Take Commencement Date, Guarantor, Renewal Terms, Construction of Tenant’s Improvements, Basic Rent, Basic Rent Credit, Security Deposit, Brokers, Monument Sign, Tenant’s Financial Reporting Requirements, Storage Space, Tenant’s Exterior Building Signage, First Refusal Space, Allowance, Renewal, Landlord’s Work, Tenant Improvements, Right of First Refusal.
20.SUBLANDLORD’S OBLIGATIONS
(a)Subtenant shall be entitled to receive all services to be provided by Prime Landlord under the Prime Lease. Sublandlord will cooperate with Subtenant and use reasonable efforts, both at Sublandlord’s expense, to attempt to cause Prime Landlord to perform Landlord’s obligations under the Prime Lease.
(b)It is expressly agreed by the parties that Sublandlord does not assume, and shall be under no obligation to perform, any of the terms, covenants and conditions contained in the Prime Lease on the part of Prime Landlord to be performed, whether or not incorporated by reference herein. Sublandlord shall not be liable to Subtenant for any default of Prime Landlord or failure of Prime Landlord to comply with any of its obligations under the Prime Lease. This is a sublease and Subtenant shall look solely to Prime Landlord for the furnishing of the services and the performance of repairs and the obligations of Prime Landlord under the Prime Lease, except as expressly set forth in this Sublease. Subtenant agrees that to the extent Sublandlord may have or be deemed to have any obligations under this Sublease, performance by Sublandlord of such obligations hereunder is conditional upon due performance by Prime Landlord of its corresponding obligations under the Prime Lease. Neither party shall take any action which would cause a default by Sublandlord under the Prime Lease, nor any action that may cause Prime Landlord to have the right to terminate Sublandlord’s tenancy under the Prime Lease.
(c)Sublandlord shall comply with its obligations under the Prime Lease to the extent necessary to ensure that Subtenant’s rights under this Sublease are not impaired during the Sublease Term.
(d)If Sublandlord receives an abatement of rent under the Prime Lease, Subtenant shall be entitled to a similar abatement based upon the affected area/period covered by the abatement.
21.TERMINATION OF UNDERLYING LEASE. If for any reason the term of the Prime Lease is terminated prior to the expiration date of this Sublease, this Sublease shall thereupon be automatically terminated, and Sublandlord shall not be liable to Subtenant by reason thereof, unless said termination was effected as a result of the breach or default of Sublandlord (not caused by the parallel default of Subtenant hereunder) under the Prime Lease.
22.CONSENTS. In all provisions of the Prime Lease, as incorporated herein, requiring the approval or consent of Prime Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord (such Sublandlord consent not to be unreasonably withheld, conditioned or delayed) and Prime Landlord. Sublandlord will cooperate with Subtenant and use reasonable efforts, both at Subtenant’s sole expense, in attempting to obtain the consent of Prime Landlord when such consent is required hereunder or under the Prime Lease.
23.ESTOPPEL STATEMENT. Within ten (10) business days after request therefor by Sublandlord, Subtenant shall deliver a statement signed by a duly authorized representative of Subtenant to Sublandlord or any mortgagee of Sublandlord, or any proposed mortgagee or transferee of the Sublandlord’s interest in this Sublease (as the case may be), certifying (if such be the case) as any information reasonably requested. If Subtenant fails or refuses to give a certificate hereunder within the time period herein specified and such failure continues for five (5) business days after Subtenant receives written notice of such failure from Sublandlord, then the information contained on such certificate as submitted by Sublandlord shall be deemed correct for all purposes.
24.PERFORMANCE OF SUBTENANT’S COVENANTS. Subtenant shall perform all of the covenants and conditions on its part to be performed under this Sublease with respect to the Subleased Premises (and no other portion of the Premises), and upon receipt of written notice from Sublandlord (where notice of non-performance is required by this Sublease) will promptly comply with the requirements of such notice. If Subtenant shall violate any covenant or condition of this Sublease and such violation continues beyond a reasonable time after Subtenant receives written notice from Sublandlord of such violation, Sublandlord may, at its option, do or cause to be done any or all of the things required by this Sublease that Subtenant did not perform. In so doing Sublandlord shall have the right to cause its agents, employees, and contractors to enter upon the Subleased Premises, and in such event shall have no liability to Subtenant, its agents and employees, for any loss or damages resulting in any way from such action, except to the extent arising due to the negligent acts or omissions of Sublandlord or its agents, employees, and contractors. Subtenant hereby grants Sublandlord all necessary licenses required to carry out the terms of this Section. Subtenant shall pay to Sublandlord, within thirty (30) days of written demand (along with reasonable supporting evidence), any monies paid or expenses incurred by

Sublandlord in taking such actions, including reasonable attorney’s fees and costs in all proceedings, and such sums shall be collectible from Subtenant as Additional Rent hereunder.
25.CUSTOM AND USAGE. Any law, usage, or custom to the contrary notwithstanding, Sublandlord and Subtenant shall each have the right at all times to enforce the covenants and conditions of this Sublease in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of Sublandlord or Subtenant in refraining from so doing at any time or times. The waiver by Sublandlord or Subtenant of any term, covenant or condition in this Sublease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant or condition herein. The subsequent acceptance or payment (as the case may be) of Rent or any other monetary obligation of Subtenant hereunder by Sublandlord or Subtenant (as the case may be) shall not be deemed to be a waiver of any preceding breach or default by Subtenant or Sublandlord (as the case maybe) of any term, covenant or condition of this Sublease, other than the failure of Subtenant to make the particular payment so accepted, regardless of Sublandlord’s or Subtenant’s (as the case may be) knowledge of such preceding breach or default at the time of acceptance of such payment. No covenant, term or condition of this Sublease shall be deemed to have been waived by Sublandlord or Subtenant unless such waiver is in writing and executed by Sublandlord or Subtenant (as the case may be).
26.SURRENDER AND HOLDING OVER.
(a)Subtenant, upon expiration or termination of this Sublease, either by lapse of time or otherwise, shall peaceably surrender the Subleased Premises to Sublandlord in the condition required by the Prime Lease, with Subtenant also removing any improvements or fixtures installed by Subtenant in the Sublease required to be removed pursuant to the Prime Lease. In the event that Subtenant shall fail to surrender the Subleased Premises upon demand, Sublandlord, in addition to all other remedies available to it hereunder or at law or in equity, shall have the right to receive, as liquidated damages for all the time Subtenant shall so retain possession of the Subleased Premises or any part thereof, an amount equal to the amount Sublandlord is required to pay to Prime Landlord under the Prime Lease, provided that Subtenant shall nonetheless be a Subtenant at sufferance. Notwithstanding anything in this Sublease to the contrary, in no event shall Subtenant be required to remove any alterations, improvements, wires or other items installed in the Subleased Premises prior to the Effective Date or otherwise by or on behalf of Sublandlord or to otherwise restore the Subleased Premises; Sublandlord shall be responsible for all such removal and restoration obligations upon expiration of the Prime Lease.
(b)If Subtenant remains in possession of the Subleased Premises with Sublandlord’s and Prime Landlord’s consent but without a new Sublease or a direct lease with Prime Landlord in writing and duly executed by Sublandlord, Subtenant shall be deemed to be occupying the Subleased Premises as a Subtenant from month to month, but otherwise subject to all the covenants and conditions of this Sublease.
27.EVENTS OF DEFAULT.
The occurrence of any of the following shall constitute an event of default (an “Event of Default”) hereunder:
(a)Failure of Subtenant to pay any Rent or other sum required under this Sublease or before the due date, if Subtenant does not cure such failure within ten (10) business days after Subtenant receives written notice of such failure.
(b)The filing of a petition by or against Subtenant for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) where any such petition for involuntary bankruptcy is not dismissed within sixty (60) days, reorganization, or appointment of a receiver or trustee of

Subtenant or Subtenant’s property; or an assignment by Subtenant for the benefit of creditors; or the taking of possession of the property of Subtenant by any governmental officer or agency pursuant to statutory authority for the dissolution or liquidation of Subtenant; or if a temporary or permanent receiver or trustee shall be appointed for Subtenant or for Subtenant’s property and such temporary or permanent receiver or trustee shall not be discharged within twenty (20) days from the date of appointment; or any other execution, levy, attachment or other process of law upon Subtenant’s leasehold interest hereunder (or any part thereof).
(c)The transfer or attempted transfer of any legal or equitable interest, whether by operation of law or otherwise, of this Sublease or Subtenant’s interest in this Sublease, except strictly in accordance with the express terms of this Sublease, and Subtenant’s failure to cure the same within ten (10) business days after Subtenant’s written notice of such violation from Sublandlord.
(d)Subtenant’s failure to perform or observe any other provision of this Sublease, within thirty (30) days after written notice and demand, provided that, if such failure is of a character as not to permit compliance by Subtenant within such 30-day period, then Subtenant’s failure to proceed diligently and promptly upon receipt of notice to commence the cure of such failure within such 30-day period, and thereafter to complete such cure with all reasonable diligence within a reasonable period thereafter.
The occurrence of any one or more of the following shall constitute a default by Sublandlord under this Sublease: (i) failure to pay any amount as and when due hereunder if Sublandlord does not cure such failure within ten (10) business days after Sublandlord receives notice of such failure; (ii) failure to comply with any term or provision of this Sublease or, to the extent imposed upon Sublandlord, the Prime Lease, and Sublandlord fails to cure such failure within thirty (30) days (or such longer period as reasonably required) after Sublandlord receives written notice of such failure; (iii) the filing of a petition by or against Sublessor for relief under the Bankruptcy Code where any such petition for involuntary bankruptcy is not dismissed within sixty (60) days, reorganization, or appointment of a receiver or trustee of Sublandlord or Sublandlord’s property; or an assignment by Sublandlord for the benefit of creditors; or the taking of possession of the property of Sublandlord by any governmental officer or agency pursuant to statutory authority for the dissolution or liquidation of Sublandlord; or if a temporary or permanent receiver or trustee shall be appointed for Sublandlord or for Sublandlord’s property and such temporary or permanent receiver or trustee shall not be discharged within twenty (20) days from the date of appointment; or any other execution, levy, attachment or other process of law upon Sublandlord’s leasehold interest hereunder or under the Prime Lease (or any part thereof); and (iv) the occurrence of any other act or omission by Sublandlord that results in an event of default by Sublandlord on the Prime Lease. Upon the occurrence of an default by Sublandlord, Subtenant shall have all the rights with respect to this Sublease that Sublandlord as “Tenant” has as against the Prime Landlord under the Prime Lease and all other rights and remedies available to Subtenant under this Sublease, at law and in equity. All rights of Subtenant shall be cumulative and not exclusive, and may be pursued independently or concurrently. No failure or delay by Subtenant in declaring an default by Prime Landlord or insisting on strict performance of this Sublease shall constitute a waiver of Subtenant’s rights hereunder. Subtenant may make payments without waiving Subtenant’s right to timely performance of Sublandlord’s obligations under this Sublease.
28.SUBLANDLORD’S REMEDIES UPON DEFAULT BY SUBTENANT.
(a)Upon the occurrence and during the continuance of any Event of Default as set forth in this Sublease, in addition to any right or remedy provided by law or allowed in equity, Sublandlord, at its option, may at such times as it may determine, concurrently or successively, without being deemed to have waived any rights or to have made an election of remedies in any circumstance, do any or all of the following:
(i)Sublandlord may serve upon Subtenant notice that this Sublease and the then unexpired Sublease Term shall terminate and become absolutely void on a date specified in such notice and this Sublease, as well as the right, title, and interest of Subtenant hereunder shall, except as to the rights and remedies of Sublandlord upon termination as provided herein, terminate and become void in the same manner and with the same force and effect as if the date provided in such notice were the date originally specified for the expiration of the Sublease Term. Subtenant shall then immediately quit and surrender to Sublandlord the Subleased Premises and all rights of Subtenant with respect to the common areas of the Building, and Sublandlord may then or at any time thereafter enter into and repossess the Subleased Premises, opening locked doors, if necessary, to effect such entrance, and may remove all occupants and any property thereon without being liable for any action or prosecution of any kind for such entry or the manner thereof or loss of or damage to any property upon the Subleased Premises.
In the event of (i) above, Sublandlord may, but shall not be obligated to (unless required by law) obtain possession of the Subleased Premises by any judicial proceeding, which it may, in its sole discretion, institute for such purpose.
(b)Except as specifically provided herein and the fullest extent permitted under applicable law, without limitation of or by the foregoing, Subtenant waives any and all demands and notices of any kind which may be required by law to be given prior to any entry or reentry by Sublandlord, by means of judicial proceedings for that purpose or otherwise. In the event Sublandlord shall terminate this Sublease prior to the date of expiration of the Sublease Term as set forth herein, or in the event Sublandlord shall repossess the Subleased Premises, by judicial process or otherwise, with or without termination of this Sublease, Subtenant waives all right to recover or regain possession of the Subleased Premises to save forfeiture of possession or of this Sublease, as the case may be, by payment of rent due or by other performance of the covenants and conditions hereof, and without limitation of or by the foregoing, Subtenant waives all right to reinstate or redeem this Sublease notwithstanding any provisions of any statute, law, or decision hereafter in force and effect.
(c)Subtenant shall not interpose or assert any claim or non-compulsory counterclaim in any action or proceeding brought by Sublandlord under this Sublease for possession of the Subleased Premises. Subtenant acknowledges that any such claim or counterclaim would be inconvenient to Sublandlord and would prejudice the rights of Sublandlord under this Sublease. If Subtenant violates this subsection, Sublandlord and Subtenant stipulate that any such claim or counterclaim shall be severed and tried separately from the action or proceeding brought by Sublandlord for possession of the Subleased Premises if permitted pursuant to applicable rules of civil procedure or other applicable law. This subsection (c) shall in no way impair the right of Subtenant to commence a separate action against Sublandlord for any violation by Sublandlord of the provisions of this Sublease or to which Subtenant has not waived any claim pursuant to the provisions of this Sublease. Notwithstanding anything in this Sublease to the contrary, in no event shall Sublandlord or Subtenant be responsible for any consequential damages incurred by the other party, including lost profits or interruption of business, as a result of any default by Sublandlord or Subtenant (as the case may be).
(d)The various rights, remedies, powers, options and elections of Sublandlord and Subtenant reserved, expressed, or contained in this Sublease are distinct, separate and cumulative, and no one of them shall be deemed to be exclusive of the other rights, remedies, powers or options provided herein, or as are now or may hereafter be conferred upon Sublandlord or Subtenant by statute or by law or equity.

(e)During the continuance of any Event of Default, Sublandlord shall apply any remaining balance of the Letter of Credit toward any amounts owed by Subtenant and may institute any legal proceedings to enforce payment of any amounts owed by Subtenant in excess of such Letter of Credit.
(f)No receipt of money by Sublandlord from Subtenant during the continuance of an Event of Default or after a termination of this Sublease shall: (i) reinstate, continue, or extend the term or affect any notice given to Subtenant, (ii) operate as a waiver of the right of Sublandlord to enforce the payment of amounts under this Sublease then due or to become due, or (iii) operate as a waiver of the right of Sublandlord to recover possession of the Subleased Premises by suit, action, proceeding, or other remedy.
(g)Any sums which may be expended by either party in accordance with the terms of this Sublease that are paid on behalf of the other party in accordance with the terms of this Sublease shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate allowed by law, and the other party shall be liable for such sums plus such interest.
(h)Sublandlord hereby waives any contractual, statutory or other landlord’s or other liens arising out of this Sublease or otherwise.
29.SIGNAGE. Subtenant has the right erect or attach to the Subleased Premises such signs as it considers proper and necessary in accordance with the rules and regulations of the Building subject to Prime Landlord’s and Sublandlord’s approval (such Sublandlord consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Subtenant shall have the right to install Subtenant’s name on the entry to the Subleased Premises and the Building directory, and may do so without any further approval of Sublandlord or Prime Landlord.
30.AUTHORITY. Each party to this Sublease represents and warrants to the other party that the representing party has been and is qualified to do business in the State of Texas, that the representing party has full right and authority to enter into this Sublease, and that the person signing on behalf of the representing party was authorized to do so by appropriate organizational actions.
31.LIABILITY OF SUBLANDLORD. Subtenant shall be in exclusive control and possession of the Subleased Premises, and Sublandlord shall not be liable for any injury or damages to any property or to any person on or about the Subleased Premises, nor for any injury or damage to any property of Subtenant, unless resulting from the misconduct or negligence of Sublandlord, its employees, shareholders, directors, officers, affiliates, contractors, invitees or licensees. The provisions herein permitting Sublandlord to enter and inspect the Subleased Premises are made to ensure that Subtenant is in compliance with the terms and conditions hereof and to make repairs that Subtenant has failed to make in accordance with the terms of this Sublease. Sublandlord shall not be liable to Subtenant for any entry on the Subleased Premises for inspection or maintenance purposes or any actions with regard to maintenance or operation of the Building, except with respect to the negligence or misconduct of Sublandlord, its agents, employees, shareholders, directors, officers, affiliates, contractors, invitees or licensees.
32.LEGAL EXPENSES. If any legal action or other proceeding is brought for the enforcement of this Sublease, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Sublease, the successful or prevailing party or parties shall be entitled to recover reasonable fees of attorneys, paralegals, and legal assistants, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled under applicable law.
33.TIME OF THE ESSENCE. Time is of the essence in all provisions of this Sublease.
34.QUIET ENJOYMENT. So long as no Event of Default by Subtenant is occurring under this Sublease, Subtenant shall peaceably and quietly hold and enjoy the Subleased Premises for the Sublease Term hereby demised without hindrance or interruption by Sublandlord or Prime Landlord or any other person or persons lawfully or equitably claiming by, through or under Sublandlord or Prime Landlord.
35.SCOPE AND INTERPRETATION OF AGREEMENT; CONFIDENTIALITY. This Sublease and all Exhibits set forth all of the covenants, promises, agreements, conditions, and understandings between Sublandlord and Subtenant concerning the Subleased Premises, and there are no covenants, promises, conditions, or understandings, either oral or written, other than as set forth herein. No subsequent alteration, change or addition to this Sublease shall be binding upon Sublandlord or Subtenant unless reduced to writing and signed by both parties. The laws of the State of Texas shall govern the validity, interpretation, performance, and enforcement of this Sublease. This Sublease shall not be more strictly enforced against either party regardless of who was more responsible for its preparation. No part of this Sublease or any memorandum thereof may be recorded in the public records of any municipality or county; provided, however, the Non-Disturbance Agreement may be recorded by either party thereto in the county records in which the Subleased Premises are located.
36.INVALID PROVISIONS. If any provision of this Sublease shall be determined to be void by any court of competent jurisdiction or by any law enacted subsequent to the date hereof, then such determination shall not affect any other provisions hereof, all of which other provisions shall remain in full force and effect.
37.CAPTIONS. Any headings preceding the text of the provisions and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Sublease, nor shall they affect its meaning, construction or effect.
38.SUCCESSORS AND ASSIGNS. All rights, obligations, and liabilities given to, or imposed upon, the parties hereto shall extend to and bind the respective successors, sublessees, licensees, concessionaires and assigns of such parties, subject to the terms of Section 16 hereof. Nothing contained in this Sublease shall in any manner restrict Sublandlord’s right to assign or encumber this Sublease in connection with Sublandlord’s assignment or encumbrance of the Prime Lease in accordance with the terms of the Prime Lease.
39.NOTICES. All notices, requests, consents and other communications required or permitted under this Sublease shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or overnight courier service, transmitted by facsimile or email (with original to follow by overnight commercial courier for delivery on the next business day if sent by facsimile or email), or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to Sublandlord’s Address for Notices listed in the Sublease Summary and to Subtenant’s Address for Notices listed in the Sublease Summary, as appropriate, or to such other address as any party may designate by notice complying with the terms hereof. Each such notice shall be deemed delivered (a) on the date delivered if by personal or overnight delivery, (b) on the date transmitted if by facsimile or email (with original to follow as provided above), and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. During the Sublease Term and promptly upon its receipt, each party shall forward to the other party any notice or other correspondence from Prime Landlord that either party may receive (including, without limitation, any notices of default).
40.PERMITTED USES. Subtenant shall use and occupy the Subleased Premises only for the Permitted Use and for no other purpose, without the prior written consent of Sublandlord and Prime Landlord.
41.WAIVER OF JURY TRIAL. SUBLANDLORD AND SUBTENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUBLEASE OR THE OBLIGATIONS EVIDENCED HEREBY, OR ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF SUBLANDLORD AND SUBTENANT IN ENTERING INTO THIS SUBLEASE.
42.NO REPRESENTATIONS; NO OFFER WAIVER OF IMPLIED WARRANTIES.
(a)Subtenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Sublease, and that this Sublease contains the entire agreement of the parties hereto with respect for the subject matter hereof.
(b)The submission of this document for examination and review does not constitute an option, an offer to Sublease space, or an agreement to sublease space. This document shall have no binding effect on the parties unless and until executed and delivered by both Sublandlord and Subtenant and approved by Prime Landlord as set forth in Section 17 hereof.
(c)SUBTENANT HEREBY AGREES, AS A MATERIAL PART OF THE CONSIDERATION FOR SUBLANDLORD'S ENTERING INTO THIS SUBLEASE, THAT SUBLANDLORD HAS MADE NO WARRANTIES TO SUBTENANT (OR ANY OF SUBTENANT'S EMPLOYEES OR AGENTS) REGARDING THE CONDITION OF THE SUBLEASED PREMISES, EITHER EXPRESS OR IMPLIED (EXCEPT AS OTHERWISE SET FORTH IN THIS SUBLEASE), AND SUBLANDLORD HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY (INCLUDING ANY IMPLIED WARRANTY) THAT THE SUBLEASED PREMISES ARE OR WILL BE SUITABLE FOR SUBTENANT'S INTENDED USE THEREOF. EXCEPT AS OTHERWISE SET FORTH HEREIN, SUBTENANT AGREES THAT SUBTENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE SUBLEASED PREMISES OR THE PERFORMANCE BY SUBLANDLORD OF ITS OBLIGATIONS HEREUNDER, BUT THAT SUBTENANT WILL CONTINUE TO PAY BASE RENT AND ADDITIONAL RENT WHEN DUE HEREUNDER, WITHOUT ABATEMENT, SET-OFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH OR ALLEGED BREACH BY SUBLANDLORD OF ANY OF ITS EXPRESS OBLIGATIONS UNDERTAKEN IN THIS SUBLEASE.
43.BROKERS. The Sublandlord is represented by The Altschuler Company and Subtenant is represented by Jones Lang LaSalle Brokerage, Inc. Sublandlord shall be responsible to pay The Altschuler Company and Jones Lang LaSalle Brokerage, Inc. a brokerage fee pursuant to the terms and conditions of a separate agreement. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any other claims for brokers, or realtors’ fees or commissions by any other broker, agent or salesmen claiming by, through or under said party, resulting from this Sublease, and Sublandlord agrees to indemnify, defend and hold Subtenant harmless from and against any claims for brokers, or realtors’ fees or commissions by the foregoing referenced brokers.
44.CONFIDENTIALITY. Each party agrees to hold this Sublease confidential and not to reveal the terms and conditions of the Sublease to any other party without the prior written permission of the other party, except that a party shall be entitled to disclose the terms of this Sublease to any lender or prospective lender providing or being requested to provide financing to the party, to any shareholders, owners or members of the party’s company or directors, officers, employees, attorneys or accountants of a party (though the disclosing party shall be responsible to ensure those parties do not violate this clause), to any buyer or prospective buyer of the party’s assets or equity interests (provided that the buyer or prospective buyer agrees to a confidentiality provision equivalent to this provision), and to any governmental regulatory body entitled under applicable law to require that a party disclose the same in connection with some action, proceeding or investigation by such body.
45.EXHIBITS.
The following exhibits are a part of this Sublease and are incorporated herein by reference:
Exhibit A – Floor Plan of the Subleased Premises
Exhibit B – Prime Lease
Exhibit C – Parking Permits
Exhibit D – Approved Form Letter of Credit

46.RENEWAL RIGHTS; RIGHT OF FIRST REFUSAL; EARLY TERMINATION. Sublandlord has no obligation to exercise any renewal rights, rights of first refusal or early termination rights that it may have under the Prime Lease.
47.COUNTERPARTS. This Sublease may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same document and agreement. A copy, facsimile or electronic mail (PDF file) transmission of any part of this Sublease, including the signature page, shall have the same force and effect as an original.
[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Sublease to be executed as of the Effective Date.

SUBLANDLORD:

Texas EZPAWN L.P., a Texas limited partnership

By:    Texas EZPAWN Management, Inc., a Delaware corporation,
its general partner

By: /s/ Thomas H. Welch Jr.
Print Name: Thomas H Welch Jr.
Print Title: Sr. Vice President

SUBTENANT: BABYLON INC., a Delaware corporation d/b/a Babylon Technologies Inc. By: /s/ Charlie Steel Print Name: Charlie Steel Print Title: CFO

EXHIBIT A
FLOOR PLAN OF SUBLEASED PREMISES

EXHIBIT B
PRIME LEASE

(see attached)

EXHIBIT C
PARKING PERMITS

EXHIBIT D
APPROVED FORM LETTER OF CREDIT
L/C DRAFT LANGUAGE